                                                                       EXHIBIT 5


                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        300 Convent Street, Suite 1500
                           San Antonio, Texas 78205
                                (210) 281-7000

                                 July 12, 2000


DATA RACE, Inc.
6509 Windcrest Drive
Plano, Texas 75024

Gentlemen:

          We have acted as counsel to DATA RACE, Inc., a Texas corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act"), pursuant to the Company's registration statement on Form S-3 (the "Registration Statement"), covering the sale from time to time by the selling shareholders named in the Registration Statement (the "Selling Shareholders") of an aggregate of up to 2,044,560 shares of the Company's Common Stock (the "Common Stock"), consisting of 1,572,738 outstanding shares of Common Stock (the "Outstanding Shares"), and 471,822 shares of Common Stock issuable upon exercise of outstanding stock purchase warrants (collectively, the "Warrants").

          We have, as counsel, examined such corporate records, certificates and other documents and reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed below. In rendering such opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures and the authenticity of all documents examined by us. As to various questions of fact material to such opinion, we have relied upon representations of the Company.

          We have further assumed that:

          a) all applicable state securities laws will have been complied with in connection with each Warrant exercise;

          b) at the time of the issuance of the shares of Common Stock upon the exercise of the Warrants, the Company will have sufficient authorized and unissued shares of Common Stock available for issuance;

          c) the Warrants will be exercised in accordance with the applicable warrant agreements; and

          d) the shares of Common Stock issuable upon exercise of the Warrants will, upon issuance, be evidenced by appropriate certificates properly executed and delivered.

          Based upon the foregoing, and subject to such assumptions and qualifications, we are of the opinion that:

          1. The Outstanding Shares are duly authorized, validly issued, fully paid and nonassessable.

          2. When issued to the holders of the Warrants upon the exercise thereof in accordance with the respective warrant agreements (including the payment of the exercise price specified therein), the shares of Common Stock issuable upon exercise of the Warrants will be duly authorized, validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference of this firm under the caption "Legal Opinions" in the Prospectus contained therein. This opinion is to be used only in connection with the issuance of the Common Stock while the Registration Statement is in effect.

                                   Very truly yours,

                                   /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.